Exhibit 99.1

News Release

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER 2019

Gross Margins and Expense Management Drive Strong Earnings Performance

BEVERLY, Mass. — May 7, 2019—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the first quarter ended March 31, 2019.

The Company reported first quarter revenue of $91.5 million, compared to $105.7 million for the fourth quarter of 2018. Operating profit for the quarter was $7.1 million, compared to $11.5 million for the fourth quarter. Net income for the quarter was $6.1 million, or $0.18 per diluted share, compared to net income for the fourth quarter of $8.5 million, or $0.25. Gross margin for the quarter was 41.0%, compared to 41.2% in the fourth quarter. Cash, cash equivalents and restricted cash were $170.0 million on March 31, 2019, compared to $184.9 million on December 31, 2018.

“I am very pleased with the Company’s first quarter gross margins and expense management, which drove strong earnings performance. In this current downturn, we are focused on managing for profitability given that revenues for the full year could be down 15% compared to 2018. We will continue to invest in R&D for innovative Purion product line extensions,” commented President and CEO Mary Puma. “These new segment-focused products provide our customers with significant value from technological advantages, and will drive strong growth for the Company when the market rebounds.”

Business Outlook

For the second quarter ending June 30, 2019, Axcelis expects revenues to be approximately $80 million. Gross margin in the second quarter is expected to be approximately 40%. Second quarter operating profit is forecasted to be approximately $2 million. Earnings per diluted share is expected to be in the range of $0.01-0.03.

First Quarter 2019 Conference Call

The Company will host a conference call to discuss the Company’s results for the first quarter 2019 on Wednesday, May 8, 2019 at 8:30 am ET.  The call will be available to interested listeners via an audio webcast that can be accessed through the Investors page of Axcelis’ website at www.axcelis.com, or by dialing 866.588.8911 (707.294.1561 outside North America). Participants calling into the conference call will be requested to provide the company name, Axcelis Technologies, and Conference ID: 2127776. Webcast replays will be available for 30 days following the call.

News Release

Safe Harbor Statement

This press release and the conference call contain forward-looking statements under the Private Securities Litigation Reform Act safe harbor provisions. These statements, which include our expectations for spending in our industry and guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are outside the control of the Company, including that customer decisions to place orders or our product shipments may not occur when we expect, that orders may not be converted to revenue in any particular quarter, or at all, whether demand will continue for the semiconductor equipment we produce or, if not, whether we can successfully meet changing market requirements, and whether we will be able to maintain continuity of business relationships with and purchases by major customers. Increased competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and instability caused by changing global economic, political or financial conditions could also cause actual results to differ materially from those in our forward-looking statements. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 40 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

Company Contacts

Investor Relations:

Doug Lawson

978.787.9552

Editorial/Media:

Maureen Hart

978.787.4266

News Release

Axcelis Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended
	March 31,
	2019	2018
Revenue:
Product	$84,197	$116,022
Services	7,280	6,163
Total revenue	91,477	122,185
Cost of revenue:
Product	47,338	68,374
Services	6,633	6,655
Total cost of revenue	53,971	75,029
Gross profit	37,506	47,156
Operating expenses:
Research and development	13,685	12,233
Sales and marketing	8,918	8,411
General and administrative	7,807	8,010
Total operating expenses	30,410	28,654
Income from operations	7,096	18,502
Other (expense) income:
Interest income	841	410
Interest expense	(1,230)	(1,337)
Other, net	(173)	(102)
Total other expense	(562)	(1,029)
Income before income taxes	6,534	17,473
Income tax provision	472	3,558
Net income	$6,062	$13,915
Net income per share:
Basic	$0.19	$0.43
Diluted	$0.18	$0.41
Shares used in computing net income per share:
Basic weighted average common shares	32,683	32,094
Diluted weighted average common shares	34,224	34,123

News Release

Axcelis Technologies, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	March 31,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$163,104	$177,993
Short-term restricted cash	149	—
Accounts receivable, net	70,947	78,727
Inventories, net	134,051	129,000
Prepaid expenses and other current assets	12,161	11,051
Total current assets	380,412	396,771
Property, plant and equipment, net	19,638	41,149
Operating lease assets	7,453	—
Finance lease assets, net	22,895	—
Long-term restricted cash	6,715	6,909
Deferred income taxes	71,357	71,939
Other assets	34,985	31,673
Total assets	$543,455	$548,441
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,641	$35,955
Accrued compensation	6,153	19,218
Warranty	4,319	4,819
Income taxes	491	462
Deferred revenue	16,639	19,513
Other current liabilities	8,815	5,030
Total current liabilities	66,058	84,997
Finance lease obligation	48,549	47,757
Long-term deferred revenue	3,842	3,071
Other long-term liabilities	7,853	4,279
Total liabilities	126,302	140,104
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value, 75,000 shares authorized; 32,881 shares issued and outstanding at March 31, 2019; 32,558 shares issued and outstanding at December 31, 2018	33	33
Additional paid-in capital	568,335	565,116
Accumulated deficit	(151,198)	(157,260)
Accumulated other comprehensive income	(17)	448
Total stockholders’ equity	417,153	408,337
Total liabilities and stockholders’ equity	$543,455	$548,441